Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-217063) and to the incorporation by reference in the Registration Statements on  Form S-8 (File Nos. 333-127340, 333-164696, 333-174127 and 333-190469) of our report dated April 15, 2019 with respect to the consolidated financial statements of Magal Security Systems Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
April 15, 2019	A Member of Ernst & Young Global